Exhibit 14
CODE OF ETHICS

On2 Technologies, Inc.
Code for Ethics for Employees and Directors

Purpose

The Board of Directors (the “Board”) of On2 Technologies, Inc. (the “Company”) has adopted this Code of Ethics for Employees and Directors (this “Code”) to promote honest and ethical conduct, proper disclosure of financial information and compliance with applicable laws, rules and regulations by all of the Company’s employees and members of the Board.

Applicability

The Code applies to each of the Company’s employees and each member of the Board (each a “Covered Person”). Each Covered Person is expected to adhere to and advocate the principles and practices described in this Code.

Principles and Practices

Each Covered Person must:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3.	Comply with laws, rules, and regulations of federal, state, provincial and local governments and appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information.

6.	Refrain from using confidential information acquired in the course of business for personal advantage.

7.	Share knowledge and maintain skills important and relevant to constituents’ needs.

8.	Protect and ensure the efficient use of assets and resources employed by or entrusted to such Covered Person.

9.	Promote ethical behavior as a responsible partner among peers in the work environment and the community.

10.
Promptly bring to the attention of the Chairman of the Audit Committee or the General Counsel of the Company any information a Covered Person may have concerning (i) significant or material deficiencies or weaknesses in the design or operation of the Company’s internal controls, (ii) any fraud, whether or not material, or any actual or apparent conflict of interest between personal and professional relationships, involving any member of management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls, or (iii) any other matters which could have a material adverse effect on the Company’s ability to record, process, summarize and report financial data.

11.
Produce full, fair, accurate, timely and understandable disclosure, in compliance with applicable accounting standards, in any reports or documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission or any applicable regulatory body and in other public communications made by the Company.

12.	Comply with the provisions of any other applicable Company policies or guidelines.

13.
Promptly report any possible violation of this Code to the Chairman of the Audit Committee or to the Company’s General Counsel. In the alternative, reports of violations of this Code of Ethics or other reports under this Code may be made anonymously in accordance with the employee hotline procedures distributed to employees and directors from time to time.

14.	Annually certify to compliance with this Code.

Waivers of Amendments

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver or amendment of this Code will timely be disclosed by the Company in filings with the Securities and Exchange Commission or as otherwise required by federal or state laws and regulations, or other regulatory requirements.

Compliance and Accountability

The Audit Committee will assess compliance with this Code. The Audit Committee shall report to the Board on compliance with the Code at regular intervals as requested by the Board and shall promptly report material violations to the Board and recommend to the Board appropriate action. Violations of any part of this Code may result in disciplinary actions, including termination of employment.

Adopted by the Board:	November 5, 2008